United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF PUBLIC STORAGE

TO BE HELD ON MAY 6, 2026

This is a supplement (the Supplement) to the definitive proxy statement of Public Storage (the Company), dated March 27, 2026, furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Trustees (the Board) for use at the 2026 Annual Meeting of Shareholders (the Annual Meeting) to be held on May 6, 2026. This Supplement is being filed with the Securities and Exchange Commission and is being made available to the shareholders of the Company on or about April 22, 2026. This Supplement should be read in conjunction with the proxy statement and supplements the disclosure in the proxy statement under “Corporate Governance—Trustee Attendance.”

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Two major proxy advisory firms have issued voting recommendations with respect to the proposals set forth in the Company’s proxy statement. One firm has recommended voting for all of the Company’s trustee nominees. The other firm has recommended voting for all trustee nominees, except for Mr. Shankh S. Mitra, the Chairman of the Company’s Board, citing a predetermined minimum threshold it uses regarding public company directors’ Board meeting attendance.

The Company is providing the following additional information regarding Mr. Mitra’s 2025 attendance, deep engagement in all Board matters over the past five years, and importance to Public Storage’s go-forward strategy.

The Company urges all shareholders to consider this information and vote “FOR” the election of all trustee nominees, including Mr. Mitra.

Important Information Regarding Mr. Mitra’s Meeting Attendance

•	Since Mr. Mitra joined the Board in 2021 through December 2025, Mr. Mitra has attended more than 75% of Board meetings.

•	The Board and applicable committees have held 12 meetings in 2026, and Mr. Mitra has attended 100% of those meetings.

•

As already disclosed in the proxy statement, Mr. Mitra would have attended more than 75% of the aggregate number of Board meetings and applicable committee meetings in 2025 but for the following two instances where Mr. Mitra had an unavoidable pre-existing commitment:

o	The Board held a special meeting related to a potential strategic investment opportunity on short notice early in 2025.

o	Later in the year, the Company unexpectedly had to reschedule a Board and CHC Committee meeting.

With respect to each of the meetings missed in 2025, Mr. Mitra reviewed the Board and committee materials, communicated his views on the matters through another trustee, and, after the meetings, was briefed on the meetings by another trustee.

Board Leadership

•	The Board has benefited significantly from Mr. Mitra’s engagement and leadership since he joined the Board in 2021.

•

Mr. Mitra brings invaluable experience to the Board as current Chief Executive Officer of Welltower, where he has engineered and executed a growth and value creation strategy that has resulted in material outperformance relative to the REIT industry and broader equity indices.

•

Mr. Mitra has an extensive background in owning, operating, acquiring, and developing real estate. Further, his financial acumen and expertise in mergers and acquisitions and capital allocation are difficult to replicate in the industry.

•

In recognition of Mr. Mitra’s leadership and valuable contributions since joining the Board, and the Board’s belief in the criticality of Mr. Mitra’s leadership going forward, the Board recently unanimously elected him to serve as Chairman of the Board.

Instrumental Role in PS4.0

•

Mr. Mitra is instrumental to the ongoing execution of Public Storage’s recently launched “PS4.0” plan, a generational leadership transition and strategic vision designed to accelerate long-term relative total shareholder return through elevating the customer and employee experience, expanding margins and performance of its industry leading operating platform, and capturing the portfolio growth opportunity across a highly fragmented sector.

•

When the Company announced the launch of PS4.0, Mr. Mitra shared the following regarding how Public Storage can position itself for long-term value creation: “I am humbled and deeply grateful for the trust the Board has placed in me. That trust carries profound responsibility — to our shareholders, our customers, our teammates, and the communities we serve. I am delighted by the opportunity to mentor Tom and the team in matters of capital allocation, culture and incentive design going forward. We are building an exceptional team that is energized and will show up to win each day.”

•

Mr. Mitra has already played a key role in the Board’s oversight of recent initiatives associated with PS4.0, including the Company’s recently announced agreement to acquire National Storage Affiliates and the Company’s recent efforts to enhance its scaled omnichannel digital-first platform and advanced data science capabilities.

Long-Term Commitment to the Company

•

In addition to the extensive time Mr. Mitra devotes to his Board duties, Mr. Mitra has also made a significant long-term financial investment reflecting his commitment to the Company’s future. As previously announced, in February 2026, Mr. Mitra purchased non-qualified options to purchase common units of the Company’s operating partnership for an aggregate purchase price of $25 million. The options have a $350 per share strike price that was significantly out-of-the-money (a 20% premium) at the time of purchase and cannot be exercised for six years.

The Company has recently enacted changes with respect to its Board meeting scheduling practices to minimize future trustee scheduling conflicts. For example, the Company has increased advanced notice periods for scheduling meetings and worked to minimize the rescheduling of meetings.

The Board of Trustees unanimously believe that Mr. Mitra’s ongoing contribution as Chairman of the Board will be critical to the successful execution of the Company’s strategy and growth plan and that keeping Mr. Mitra on the Board is clearly in the best interests of the Company and its shareholders.

For these reasons and the other the reasons described in the proxy statement, the Board unanimously recommends that shareholders vote “FOR” the election of each of the Company’s trustee nominees, including Mr. Mitra.